Exhibit 99.1

Contact: Lauri Wilks

704-455-3239

—For Immediate Release—

Speedway Motorsports Reports Results for Fourth Quarter and

Year Ended December 31, 2007 and Provides Full Year 2008 Guidance

CONCORD, NC (March 12, 2008)—Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported record fourth quarter and full year admissions and event related revenues for 2007, demonstrating that demand and appeal for motorsports entertainment in SMI’s markets remain strong despite challenging economic times. Also, SMI provided full year 2008 earnings guidance of $2.40 to $2.50 per diluted share as further described below.

Fourth quarter 2007 results include total revenues of $141.1 million, and full year 2007 results include total revenues of $561.6 million. The fourth quarter 2007 consolidated net loss was $20.2 million and $0.46 per diluted share, and full year 2007 consolidated net income was $38.4 million and $0.87 per diluted share. The decreases in consolidated net income and diluted earnings per share are largely attributable to losses of Motorsports Authentics, the Company’s merchandising joint venture with International Speedway Corporation.

Fourth quarter and full year 2007 results as compared to 2006 were impacted by, among other factors, the following:

•	sizable current period losses of Motorsports Authentics as further described below;

•	lower revenues under NASCAR’s new broadcasting rights agreement as expected; and

•	higher effective income tax rates as expected.

Fourth Quarter Comparison:

For the fourth quarter 2007 as compared to 2006:

•	total revenues were $141.1 million in 2007 compared to $148.2 million in 2006;

•	equity investee after tax losses were $36.5 million or $0.83 per diluted share in 2007 compared to $556,000 or $0.01 per diluted share in 2006;

•	consolidated net loss was $20.2 million in 2007 compared to net income of $28.8 million in 2006; and

•	consolidated diluted loss per share was $0.46 in 2007 compared to diluted earnings per share of $0.65 in 2006.

Full Year Comparison:

For the full year 2007 as compared to 2006:

•	total revenues were $561.6 million in 2007 compared to $567.4 million in 2006;

•	equity investee after tax losses were $57.4 million or $1.31 per diluted share in 2007 compared to $2.1 million or $0.05 per diluted share in 2006;

•	consolidated net income was $38.4 million in 2007 compared to $111.2 million in 2006; and

•	consolidated diluted earnings per share were $0.87 in 2007 compared to $2.53 in 2006.

As set forth above, the Company’s fourth quarter and full year 2007 results were significantly impacted by its 50% share of charges reflected by Motorsports Authentics for inventory, tooling, goodwill and other intangible assets impairment due largely to several NASCAR driver, team and sponsor changes, including Dale Earnhardt, Jr., a material Motorsports Authentics licensor, renaming of the NASCAR NEXTEL Cup and Busch Series in 2008, NASCAR’s introduction of the “Car of Tomorrow”, car manufacturer changes by NASCAR teams, other excess merchandise inventory and tooling no longer used for a secondary product line. SMI remains confident that Motorsports Authentics will successfully overcome the difficulties faced in 2007.

The Company’s fourth quarter and full year 2007 results include losses associated with uncertain recovery of a previously disclosed disputed guarantee in oil and gas activities. Because of the ongoing challenges with oil and gas activities, the Company is contemplating discontinuing those operations during 2008, although a final decision has not been made. Also, impairment losses were recognized related to terminating the previously announced condominium construction project at Las Vegas Motor Speedway and to certain property and equipment of Infineon Raceway and Oil-Chem.

2008 Earnings Guidance

William R. Brooks, Chief Financial Officer and Executive Vice President of Speedway Motorsports, stated, “The Company estimates 2008 total revenues of $620-640 million, net income of $105-110 million, depreciation and interest of $85-90 million, and diluted earnings per share of $2.40-2.50, assuming current industry and economic trends continue, and excluding our 50% share of Motorsports Authentics joint venture operating results, non-core businesses, capital expenditures exceeding current plans, the impact of further increases in fuel prices, interest rates, geopolitical conflicts, poor weather surrounding our events or other unforeseen factors. The estimated total capital expenditures in 2008 are approximately $70-80 million.”

2007 Fourth Quarter Highlights

Similar to its first nine months, SMI’s fourth quarter highlights include continuing record levels of corporate marketing and other event related revenues for NASCAR and other racing events held this period. These continuing strong year-over-year increases in many event related revenue categories, along with increased admission revenues, demonstrate that the demand and appeal for motorsports entertainment in SMI’s markets remain strong even in challenging economic times. Although somewhat similar to or increased over last year, SMI believes high fuel prices, volatile interest rates, difficult consumer credit and housing markets, and declines in consumer spending continue to negatively impact admissions, concessions, souvenir merchandising and certain other event related revenues in the quarter.

Other fourth quarter highlights include Lowe’s Motor Speedway posting increased attendance revenues from its Saturday night Bank of America 500 NASCAR NEXTEL Cup, and strong attendance at its Friday night Dollar General 300 NASCAR Busch Series, racing events. Atlanta Motor Speedway hosted lower attendance at its Pep Boys Auto 500 NASCAR NEXTEL Cup and EasyCare Vehicle Service Contracts 200 NASCAR Craftsman Truck Series racing events. Also, Texas Motor Speedway’s Dickies 500 NASCAR NEXTEL Cup Series racing event posted increased attendance revenues, and large crowds attended its O’Reilly Challenge NASCAR Busch and Silverado 350K NASCAR Craftsman Truck Series racing events.

Stock Repurchase Program

During the full year 2007, the Company repurchased 473,000 shares of common stock for approximately $17.7 million under its previously announced stock repurchase program. As of

December 31, 2007, the Company has repurchased a total of 1,232,000 shares since adoption of the program in April 2005. In February 2007, the Company’s Board of Directors increased the authorized total number of shares that can be repurchased under the program from one million to two million shares.

Other Comments

“Fiscal 2007 was a challenging year for SMI, and we look forward to substantially improved results in 2008. One significant positive is that SMI’s 2007 results show record levels of attendance, corporate marketing and other event related revenues,” stated H.A. Wheeler, Chief Operating Officer and President of Speedway Motorsports. “These continuing year-over-year increases in admissions and many event related revenue categories, particularly sponsorships and advertising, were achieved despite high fuel prices, difficult consumer credit and housing markets and nationwide declines in consumer spending.

“After the initial decline for NASCAR broadcasting revenues in 2007, this significant contracted revenue source begins steadily increasing in 2008. All of our NASCAR Sprint Cup (formerly NEXTEL) and Nationwide (formerly Busch) event sponsorships for 2008, and many for 2009, are already sold and pre-sales for other corporate event related revenues are trending ahead of last year.”

O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports stated, “SMI is extremely proud to have finalized the purchase of its newly renamed New Hampshire Motor Speedway. SMI now owns seven first-class race track facilities in the West, Northeast, Southeast and Southwest, including four in the nation’s top-10 metropolitan markets. We also announced the planned modernization of Lowe’s Motor Speedway, and the hosting of the Carolinas NHRA Nationals at their new “state-of-the-art” dragway on September 11-14, 2008. More than ever, we believe owning the finest fan-friendly, most exciting race entertainment facilities in premier media markets provides SMI, as well as advertisers and broadcasters, with broadening demographics and outstanding long-term promotional growth opportunities.

“SMI’s core operations remain strong. Almost 4.0 million fans attended our 2007 events, despite challenging economic circumstances, demonstrating that the demand and appeal for motorsports entertainment remains strong. These, and other dynamics like our newly acquired New Hampshire Motor Speedway, are outstanding opportunities that firmly position SMI for long-term increased growth and shareholder value.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its 600 Racing subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally-owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events;

the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of Motorsports Authentics merchandising joint venture; the success of expense reduction efforts; capital projects; expansion; economic conditions; stock repurchases; financing needs; insurance; litigation; taxes; oil and gas activities and associated profitability; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 AM (ET) which are open to all participants. To participate in the conference call, you may dial 866-323-3540 (toll-free) or 706-679-6123 (toll). The reference number is 36342469. A web-cast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning after 12:00 PM (ET) March 12th through 11:59 PM (ET) March 26th. The reference number is 36342469. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; Marcus G. Smith, Executive Vice President, National Sales and Marketing; and Marylaurel E. Wilks, Vice President, Investor Relations and Communications.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data—Unaudited

For The Three and Twelve Months Ended December 31, 2007 and 2006

(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
INCOME STATEMENT DATA	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Revenues:
Admissions	$43,676	$42,956	$179,765	$175,208
Event related revenue	51,446	48,257	197,321	183,404
NASCAR broadcasting revenue	36,008	41,116	142,517	162,715
Other operating revenue	9,960	15,891	42,043	46,038

Total Revenues	141,090	148,220	561,646	567,365

Expenses and Other:
Direct expense of events	22,899	18,288	100,414	95,990
NASCAR purse and sanction fees	26,896	28,156	100,608	105,826
Other direct operating expense	22,047	22,459	54,658	48,121
General and administrative	20,272	20,428	80,988	78,070
Depreciation and amortization	11,357	10,351	44,475	40,707
Interest expense, net	5,900	4,434	20,984	20,785
Losses on equity investees	36,484	857	57,422	3,343
Other expense, net	4,796	186	5,199	185

Total Expenses and Other	150,651	105,159	464,748	393,027

Income (Loss) Before Income Taxes	(9,561)	43,061	96,898	174,338
Income Tax Provision	(10,608)	(14,260)	(58,504)	(63,116)

Net Income (Loss)	$(20,169)	$28,801	$38,394	$111,222

Basic Earnings (Loss) Per Share	$(0.46)	$0.66	$0.88	$2.54
Weighted average shares outstanding	43,597	43,785	43,735	43,801

Diluted Earnings (Loss) Per Share	$(0.46)	$0.65	$0.87	$2.53
Weighted average shares outstanding	43,711	43,988	43,906	44,006

Major NASCAR-sanctioned Events Held During Period	5	5	19	19

Certain Race Schedule Changes:

•	NASCAR NEXTEL Cup Series qualifying and an International Race of Champions racing event at Texas Motor Speedway were not held in the second quarter 2007; comparable racing events were held in 2006.

BALANCE SHEET DATA	12/31/2007	12/31/2006
Cash, cash equivalents and short-term investments	$168,462	$121,139
Total current assets	242,648	196,926
Property and equipment, net	1,066,393	1,054,676
Equity investments in associated entities	76,678	135,346
Goodwill and other intangible assets, net	155,993	156,122
Total assets	1,578,320	1,583,408

Deferred race event income, net	112,099	112,651
Total current liabilities	177,720	181,524
Revolving credit facility borrowings	98,438	98,438
Total long-term debt	428,460	428,482
Total liabilities	751,101	763,319
Total stockholders’ equity	827,219	820,089